FOR IMMEDIATE RELEASE

JMG Exploration Inc. Signs Merger Agreement

to Acquire Ad-Vantage Networks, Inc.

Pasadena, California – July 12, 2012– The Board of Directors of JMG Exploration Inc., (“JMG” or the “Company”) (OTCBB:JMGE) announced today that the Company has entered into a            definitive agreement to acquire Ad-Vantage Networks, Inc., a development stage corporation that is engaged in digital advertising service technology (“Ad-Vantage”).

On completion of the proposed transaction:

•

Ad-Vantage will become a wholly owned subsidiary of JMG Exploration;

•

JMG will effect or have effected a one-for-two reverse stock split;

•

JMG, after giving effect to the reverse split will have 19,591,593 shares of common stock outstanding, of which 16,997,388 shares will be issued to complete the acquisition;

•

JMG will extend its three classes of warrants ($4.25, $5.00 and $6.00) for a period of 18 months from the closing of the transaction;

•

JMG will cause the officers and directors of Ad-Vantage to become officers and directors of JMG Exploration;

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JMG will have a board of directors that will consist of five persons, two of whom will be designated by Ad-Vantage, two by JMG and one independent director to be mutually designated by the parties.

The acquisition will result in the current stockholders of JMG owning approximately 13.2% of the Company and the security holders of Ad-Vantage, as a group, owning the balance.

The close of the transaction is subject to:

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completion and delivery of audited Ad-Vantage financial statements;

•

there being no material adverse change in the operations and financial condition of Ad-Vantage;

•

the approval of Ad-Vantage stockholders;

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the execution of lock up agreements by officers of Ad-Vantage;

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the registration of approximately 6,381,000 shares of common stock (out of the 16,997,388 shares to be issued) pursuant to an effective registration statement filed with Securities and Exchange Commission;

•

compliance with other customary terms and conditions.

Pending close of the transaction the Company has agreed to lend $1,400,000 to Ad-Vantage on a secured basis at an interest rate of 10% per year. If the transaction is not closed, all outstanding loan amounts will be due no later than about January 11, 2014.

JMG Exploration’s Board of Directors said, “After previously reporting on April 20, 2012 that we signed a non-binding Letter of Intent, we are happy to report the execution of a definitive merger agreement with Ad-Vantage. Upon completion of the acquisition we also will spin off or sell our remaining oil and gas operations. We believe that the new proprietary methods for focused internet advertisement delivery developed by Ad-Vantage offers our shareholders an opportunity and potential for significant future revenue growth.”

No assurance can be given that the transaction between JMG and Ad-Vantage can or will be completed.

About JMG Exploration:

JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July, 16, 2004, explores for oil and natural gas in the United States.

About Ad-Vantage:

Ad-Vantage Networks is a development stage, digital advertising technology company that offers internet access providers with proprietary networks new streams of revenues.  In 2011, Internet advertising revenue in the United States jumped 22 percent to $31.7 billion setting a record high, and mobile advertising increased 149 percent to $1.6 billion in 2011.

Ad-Vantage Networks, Inc. is a Delaware corporation incorporated in July 2010 and is headquartered in Glendale, California.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of JMG in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the JMG may not proceed as contemplated, particularly if any conditions to closing are not satisfied, and by all other matters specified in JMG's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. JMG does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the JMGs filings with the Securities and Exchange Commission, including its most recent periodic report.

For further information contact:

JMG Exploration, Inc.

Justin Yorke, CEO

(626) 310-0482

Joe Skeehan, Chairman

(626) 585-9555